Exhibit 99.1

Southland Announces $20 Million Conversion of Promissory Notes Due to Management to Common Stock

GRAPEVINE, Texas- Southland Holdings, Inc. (NYSE American: SLND and SLND WS) (“Southland”), a leading provider of specialized infrastructure construction services, today announced the conversion of $20 million of certain promissory notes due to members of management to common stock. After the market close on December 27, 2024, Southland agreed to issue an aggregate of 5,830,899 shares of common stock at a price per share of $3.43 to Frank Renda, President and Chief Executive Officer, Rudy Renda, Co-Chief Operating Officer and Executive Vice President, and Tim Winn, Co-Chief Operating Officer and Executive Vice President in exchange for an aggregate of $20 million in outstanding amounts under certain promissory notes.

Southland’s President & Chief Executive Officer, Frank Renda, said, “This conversion represents an important step forward in strengthening our balance sheet while reinforcing our confidence in the long-term value potential of Southland.”

The closing of the transactions described above occurred on December 27, 2024. The Company made cash payments in lieu of fractional shares. The shares of common stock issued in the transactions described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the shares described above may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

About Southland

Southland is a leading provider of specialized infrastructure construction services. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. The company serves the bridges, tunneling, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. Southland is headquartered in Grapevine, Texas.

For more information, please visit Southland’s website at www.southlandholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Cody Gallarda
EVP, Chief Financial Officer
cgallarda@southlandholdings.com

Alex Murray
Corporate Development & Investor Relations
amurray@southlandholdings.com